4.24



                           JUDITH K. MANN, J.D., PH.D
                               3838 Stanford Drive
                           Oceanside, California 92056
                     Tel: (760) 754 0354 Fax: (760) 754-0357
                            email: MANNJUDITH@COX.NET




                                 March 28, 2004



Ernest T Armstrong
V. P. Business Development
BioGentech, Inc.
2445 McCabe Way, Suite 150
Irvine, CA 92614
VIA email

RE:  Consulting Agreement

Dear Ernie:

This is to confirm our understanding that I have been hired to prepare certain contracts and agreements for BioGentech and some of its employees and affiliates. My fee for such services is $200.00 per hour, to be billed upon completion of the work. I understand that some or all of my compensation may be paid in shares of stock in BioGentech and have agreed to this arrangement.

I am currently in the process of drafting the subject agreements and will forward them to you for your comments later this week.

Sincerely,

/s/ Judith K Mann

Judith K Mann